Exhibit 10.1

March 29, 2023

VIA EMAIL

Dear Ben,

This is a formal confirmation of your role as EVP, Business Finance and Interim CFO of Syneos Health, Inc. (the “Company”) reporting to Michelle Keefe. Your compensation terms will be as follows:

Base Salary:  Your current salary is $400,000.  Effective April 1, 2023, you will also receive an interim stipend equal to $17,000 per month while you serve as Interim CFO but in no event for less than three (3) months.

Annual Target bonus:

Your target bonus for 2023 is equal to $200,000.

Executive Severance Program: You will participate in the Company’s Executive Severance Plan until such date as you cease serving as the Company’s Interim Chief Financial Officer or December 31, 2023, whichever is later.

Assignment Bonus: You will be paid an Assignment Bonus equal to $125,000, to be paid on December 31, 2023.  If you are terminated without Cause* prior to December 31, 2023, the Company shall pay the Assignment Bonus on December 31, 2023.

Thank you for your leadership to date and I am looking forward to our company’s success in future years.

Sincerely,

/s/ Michelle Keefe

Michelle Keefe

Chief Executive Officer

*“Cause” means the occurrence of any of the following: (1) the recipient’s breach of any fiduciary duty or legal or contractual obligation to the Company or to the Board; (ii) the recipient’s failure to follow the reasonable instructions of the Board or the recipient’s direct supervisor, provided, however, that such instruction is consistent with the recipient’s duties and responsibilities, which breach, if curable, is not cured within ten (10) business days after notice to the recipient or, if cured, recurs within one hundred and eighty (180) calendar days; (iii) the recipient’s gross negligence, willful misconduct, fraud, insubordination or acts of dishonesty relating to the Company; or (iv) the recipient’s commission of any misdemeanor solely relating to the Company or of any felony.